Exhibit 10.13

DESCRIPTION OF COMPENSATION ARRANGEMENTS
FOR NON-EMPLOYEE DIRECTORS
For each period between the annual meeting of shareholders, non-employee directors receive the following compensation:

■	annual retainer - $75,000, payable at the director's election in shares of State Street common stock or in cash;

■	meeting fees - $1,500 for each Board and committee meeting attended, together with reimbursement of expenses incurred as a result of attending such meetings, payable in cash;

■	an annual common stock award in an amount equal to $130,000 divided by the closing price of the stock on May 16, 2012 (with additional stock amounts to reflect dividends if the award is deferred);

■	a pro-rated annual retainer and annual common stock award for any director joining the Board prior to the 2013 annual meeting;

■	an additional annual retainer for the Lead Director of $90,000, payable at the director's election in shares of State Street common stock or in cash;

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an additional annual retainer for the Examining and Audit Committee Chair and for the Risk and Capital Committee Chair of $25,000, payable at the director's election in shares of State Street common stock or in cash;

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an additional annual retainer for the Chairs of the Executive Compensation Committee and the Nominating and Corporate Governance Committee of $15,000, payable at the director's election in shares of State Street common stock or in cash; and

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an additional annual retainer for each member of the Examining and Audit Committee and for each member of the Risk and Capital Committee, other than the Chairs, of $10,000, payable at the director's election in shares of State Street common stock or in cash.

Pursuant to State Street's Deferred Compensation Plan for Directors, directors may elect to defer the receipt of 0% or 100% of their (1) retainers, (2) meeting fees, or (3) annual award of shares of common stock. Directors also may elect to receive all of their retainers in cash or shares of common stock. Directors who elect to defer the cash payment of their retainers and/or meeting fees may also make notional investment elections with respect to such deferrals, with a choice of one or more of five notional investment fund returns. To the extent the amounts are deferred, they will be paid (a) on the date elected by the director, either the date of the director's termination of service on the Board or a future date specified, and (b) in the form elected by the director as either a lump sum or in installments over a two- to ten-year period.